                                                                                                                                                                           Exhibit 99.2

ROME ACQUISITION LIMITED PARTNERSHIP

November 30, 2006

PERSONAL AND CONFIDENTIAL Mr. Peter Quick Lead Director, Independent Committee Board of Directors Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, NY 11556

Dear Mr. Quick:

On November 15, 2006, Rome Acquisition Limited Partnership, a Delaware limited partnership with partners affiliated with Carl Icahn and Harry Macklowe and William Macklowe made a proposal to you to acquire Reckson at $49 per share on terms and conditions set forth in that proposal including satisfactorily concluding due diligence. On that basis you postponed your scheduled meeting of Reckson shareholders and permitted us to conduct diligence. Since that time, on November 30, 2006, an amendment to the agreement of limited partnership of Rome was entered into pursuant to which Mack-Cali has been admitted as a limited partner of Rome on the terms set forth in the amendment a copy of the executed copy of which is enclosed herewith. Mack-Cali has deposited $400 million into an account for the purpose of contributing it to Rome to permit it to increase its equity by that amount and for use in making the acquisition of Reckson.

Given that Mack-Cali is now a partner of Rome on the terms set forth in the amendment to the limited partnership agreement, we would like to share the confidential information with Mack-Cali and request that Reckson allow Mack-Cali to perform its own due diligence with respect to Reckson. Mack-Cali has already executed a copy of a confidentiality agreement acceptable to you.

The parties are preparing Schedule 13D filings which reflect the foregoing.

Very truly yours,

ROME ACQUISITION LIMITED PARTNERSHIP

by:	MEADOW STAR LLC
as General Partner

by: /s/ Keith Meister
Name: Keith Meister
Title: President

by:	WH ROME PARTNERS LLC
as General Partner

	by:	WH ROME INC.
its Managing Member

	by: /s/ Harry Macklowe		by: /s/ William S. Macklowe
	Name: Harry Macklowe		Name: William S. Macklowe
	Title: President		Title: Vice President

MACK-CALI REALTY, L.P.
By: Mack-Cali Realty Corporation, its general partner

by: /s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

[Signature Page to Letter dated November 30, 2006 to Reckson]